PUBLIC STORAGE, INC.
                         EXHIBIT 11 - EARNINGS PER SHARE


                                                                                 For the Year Ended December 31,
                                                                        ------------------------------------------------------
                                                                            2007               2006               2005
                                                                        --------------      --------------     ---------------
Earnings Per Share:
Net income.......................................................        $   457,535         $   314,026        $   456,393

Less: Cumulative Preferred Share Dividends:
   10.00% Cumulative Preferred Shares, Series E..................                  -                   -               (457)
   9.75% Cumulative Preferred Shares, Series F...................                  -                   -             (1,884)
   8.60% Cumulative Preferred Shares, Series Q...................                  -                (742)           (14,835)
   8.00% Cumulative Preferred Shares, Series R...................                  -             (30,255)           (40,800)
   7.875% Cumulative Preferred Shares, Series S..................                  -              (9,437)           (11,320)
   7.625% Cumulative Preferred Shares, Series T..................               (548)            (11,601)           (11,601)
   7.625% Cumulative Preferred Shares, Series U..................             (1,557)            (11,438)           (11,438)
   7.50% Cumulative Preferred Shares, Series V...................            (12,938)            (12,938)           (12,938)
   6.50% Cumulative Preferred Shares, Series W...................             (8,612)             (8,612)            (8,612)
   6.45% Cumulative Preferred Shares, Series X...................             (7,740)             (7,740)            (7,740)
   6.850% Cumulative Preferred Shares, Series Y..................             (2,740)             (2,740)            (2,740)
   6.250% Cumulative Preferred Shares, Series Z..................             (7,031)             (7,031)            (7,031)
   6.125% Cumulative Preferred Shares, Series A..................             (7,044)             (7,044)            (7,044)
   7.125% Cumulative Preferred Shares, Series B..................             (7,748)             (7,748)            (7,748)
   6.600% Cumulative Preferred Shares, Series C..................             (7,590)             (7,590)            (7,590)
   6.180% Cumulative Preferred Shares, Series D..................             (8,344)             (8,344)            (6,976)
   6.750% Cumulative Preferred Shares, Series E..................             (9,536)             (9,536)            (6,463)
   6.450% Cumulative Preferred Shares, Series F..................            (16,124)            (16,124)            (5,430)
   7.000% Cumulative Preferred Shares, Series G..................             (7,000)             (7,000)              (370)
   6.950% Cumulative Preferred Shares, Series H..................             (7,298)             (6,945)                 -
   7.250% Cumulative Preferred Shares, Series I..................            (37,519)            (24,908)                 -
   7.250% Cumulative Preferred Shares, Series K..................            (33,350)            (13,340)                 -
   6.750% Cumulative Preferred Shares, Series L..................            (15,526)             (3,105)                 -
   6.625% Cumulative Preferred Shares, Series M..................            (32,481)                  -                  -
   7.000% Cumulative Preferred Shares, Series N..................             (6,031)                  -                  -
                                                                        --------------      --------------     ---------------
Total preferred dividends........................................           (236,757)           (214,218)          (173,017)
   Allocation of income to preferred shareholders based on
   redemptions of preferred shares (application of EITF Topic D-42)                -             (31,493)            (7,538)
                                                                        --------------      --------------     ---------------
Total net income allocated to preferred shareholders.............         $ (236,757)         $ (245,711)        $ (180,555)
                                                                        ==============      ==============     ===============
Total net income allocable to common shareholders................         $  220,778          $   68,315         $  275,838
                                                                        ==============      ==============     ===============
Allocation of net income to common shareholders by class:
      Net income allocable to shareholders of the Equity Shares,
       Series A..................................................         $   21,424          $   21,424         $   21,443
      Net income allocable to common shareholders................            199,354              46,891            254,395
                                                                        --------------      --------------     ---------------
                                                                          $  220,778          $   68,315         $  275,838
                                                                        ==============      ==============     ===============
Weighted average common shares and equivalents outstanding:
   Basic weighted average common shares outstanding..............            169,342             142,760            128,159
   Net effect of dilutive stock options - based on treasury stock
     method using average market price...........................                805                 955                660
                                                                        --------------      --------------     ---------------
   Diluted weighted average common shares outstanding............            170,147             143,715            128,819
                                                                        ==============      ==============     ===============
Basic earnings per common and common equivalent share (a)........        $      1.18         $      0.33        $      1.98
                                                                        ==============      ==============     ===============
Diluted earnings per common and common equivalent share (a)......        $      1.17         $      0.33        $      1.97
                                                                        ==============      ==============     ===============
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(a)  See Note 2 to the Company's  consolidated  financial  statements  regarding
     "Net Income per Common  Share" and the  underlying  discussion  on Emerging
     Issues Task Force Topic D-42.

Note- There were no securities outstanding which would have had an anti-dilutive effect upon earnings per common share in each of the three years ended December
31, 2007.

                                   Exhibit-11